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                               UGI UTILITIES INC.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)


                                                                     Year Ended September 30,
                                                   ------------------------------------------------------------
                                                     2004         2003         2002         2001         2000
                                                   --------     --------     --------     --------     --------
EARNINGS:
Earnings before income taxes                       $ 83,098     $100,212     $ 73,665     $ 79,568     $ 82,882
Interest expense                                     17,931       17,412       16,365       18,724       18,135
Amortization of debt discount and expense               233          244          287          264          218
Estimated interest component of rental expense        1,477        1,434        1,563        1,541        1,318
                                                   --------     --------     --------     --------     --------
                                                   $102,739     $119,302     $ 91,880     $100,097     $102,553
                                                   ========     ========     ========     ========     ========
COMBINED FIXED CHARGES AND PREFERRED
      STOCK DIVIDENDS:
Interest expense                                   $ 17,931     $ 17,412     $ 16,365     $ 18,724     $ 18,135
Amortization of debt discount and expense               233          244          287          264          218
Allowance for funds used during
      construction (capitalized interest)                11            7           19           12           17
Estimated interest component of rental expense        1,477        1,434        1,563        1,541        1,318
Preferred stock dividend requirements                    --        1,163        1,550        1,550        1,550
Adjustment required to state preferred stock
      dividend requirements on a pretax basis            --          753        1,012          995          968
                                                   --------     --------     --------     --------     --------
                                                   $ 19,652     $ 21,013     $ 20,796     $ 23,086     $ 22,206
                                                   ========     ========     ========     ========     ========
Ratio of earnings to combined fixed charges
      and preferred stock dividends                    5.23         5.68         4.42         4.34         4.62
                                                   ========     ========     ========     ========     ========